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                                                                   Exhibit 10.4


                                    THIS EMPLOYMENT AGREEMENT (the "Agreement")
                           is entered into this 16th day of February 1999, between ENTERSPECT CORPORATION, a Delaware corporation (the "Company") and CARLOS B. CASHMAN ("Employee").

         WHEREAS, Employee is the President of the Company; and

         WHEREAS, it is the desire of the Company and Employee that Employee continue to be employed as President of the Company

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employees Employee and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions described in this Agreement.

         2. TERM OF EMPLOYMENT. The initial term of Employee's employment by the Company under this Agreement shall begin on the date of this Agreement and shall end on the third anniversary of the date hereof (the "Term"), unless sooner terminated pursuant to the provisions of this Agreement.

         3. SERVICES. During the Term, Employee shall serve as, and perform the duties of President of the Company. At all times, Employee shall be subject to the direction and control of the Chief Executive Officer and board of directors of the Company (the "Board"). Employee's services hereunder shall be exclusive and he shall devote all of his business and professional time, attention, energy, loyalty and skill to the business of the Company as may be reasonably necessary to carry on the business of the Company and to perform his duties under the Agreement; PROVIDED, HOWEVER, that Employee may (i) engage in activities in connection with charitable or civic activities, and (ii) serve as an executor, trustee or in other similar fiduciary capacity. In addition, Employee shall use his reasonable efforts to preserve for the Company the goodwill of customers and others with whom Employee has previously established business relationships, or with whom the Company or Employee establishes business relationships during the Term, and to advance the reputation of the Company.

         4. AUTHORITY. Employee shall have such authority to act on behalf of the Company: (a) as may be provided in this Agreement; (b) as may be provided in the Company's by-laws (the "By-laws"); (c) as may be delegated to him from time to time by the Board and Chief Executive Officer; and (d) as generally pertains to Presidents of corporations.

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         5. COMPENSATION.

         (A) SALARY. During the first year of the Term, Employee shall be paid a base salary of not less than ninety thousand ($90,000) per year, payable in arrears at the established pay period of the Company. Thereafter the base salary payable to Employee shall be reviewed at least annually by the Board, and reasonable increases shall be based on Employee's performance as well as the Company's performance as determined in the sole discretion of the Board, but in no event shall Employee's base salary per year during the Term be less than Employee's base salary in the first year of the Term.

         (B) BONUS. In addition to any other compensation provided for in this Agreement, during each year of the Term, Employee shall be eligible to receive performance bonuses at the discretion of the Board.

         (C) METHOD OF PAYMENT. All compensation payable under this Agreement to Employee shall be paid via deposit to an account or accounts designated in writing to the Company by Employee.

         6. OTHER EMPLOYEE BENEFITS. During the Term, Employee shall be eligible to participate in the employee benefit plans and compensation programs maintained by the Company, including (without limitation) retirement plans, life, health, disability and other insurance programs, paid vacations and similar plans a programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program and to the determination of any committee administering such plan or program.

         7. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to reimbursement by the Company for all direct out-of-pocket expenditures made by him on the Company's behalf in the performance of his services under this Agreement, subject to any reasonable recordkeeping, reporting and other reasonable requirements imposed from time to time by the Company.

         8. Termination of Agreement.

         (A) TERMINATION UPON DEATH. Employee's employment shall terminate automatically upon Employee's death during the Term, in which event Employee's estate shall be entitled to certain Rights (as such term is defined below).

         (B) TERMINATION FOR CAUSE. The Company may terminate Employee's employment during the Term for Cause. For purposes of this Agreement, "Cause" for termination shall mean the occurrence of any of the following events:

                  (i) acts of dishonesty by Employee related to the Company involving malfeasance;

                  (ii) Employee resignation;

                  (iii) any material deviation from the Financial Projections attached hereto as Exhibit A;

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                  (iv) gross negligence or willful malfeasance in the
         performance of Employee's duties after reasonable notice of such conduct;

                  (v) willful disregard of, or failure to follow written instructions from, the Company's officers or board of directors to do any legal act relating to the Company's business;

                  (vi) conviction of Employee of a crime relating to his employment, or of any felony;

                  (vii) Employee's physical or mental disability, which prevents performance of his duties for a consecutive period of at least 120 days, or at least 150 days in a period of 200 days; or

         (C) TERMINATION WITHOUT CAUSE. The Company may terminate Employee without cause on 30 days notice (a "Dismissal").

         (D) EFFECT OF TERMINATION. In the event of a Dismissal, Employee shall be entitled to Rights. In the event that the Company terminates Employee's employment during the Term for Cause, Employee shall not be entitled to Rights.

                  (i) (i) "Rights" means that (i) Employee (or, as the case may be,. Employee's estate) shall be entitled to receive the same salary and benefits as. he would be entitled to receive had he been employed by the Company for the three (3) month period following the earlier to occur of the date of Dismissal.or the date of Employee's death, (ii) Employee shall be entitled to reimbursement for all expenses incurred prior to the last day that Employee provided services to the Company,
         (iii) Employee's vesting schedule under the Company's 1998 Stock Option Plan (as defined therein); shall be accelerated by one year, and (iv) any stock repurchase rights in favor of the Company or Ari Horowitz shall lapse. The Company acknowledges and agrees that any compensation, irrespective of the kind or nature of such compensation, earned by Employee from any third party after Employee terminates his employment with the Company under this Section 8 shall not in any way reduce or eliminate the Company's obligations to Employee under this Section 8.

         9. DISCLOSURE, OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION AND PROPERTY. Because the Company's proprietary and confidential information is among its most important assets, Employee shall, as a condition to employment with the Company, sign the Company's standard proprietary information and non-disclosure agreement.


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         10. RESTRICTIVE COVENANTS.

         (A) COVENANTS AGAINST COMPETITION. During the Term of this agreement and for one (1) year following the termination hereof, Employee shall not in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in the business of providing network consulting services, or any business that is competitive with the business of the Company during the Term, in those places where the Company is doing business during the Term. Notwithstanding the foregoing, Employee may own less than one percent (1%) of the issued and outstanding capital stock of any publicly traded company.

         (B) COVENANTS AGAINST HIRING CERTAIN EMPLOYEES AND CERTAIN EMPLOYMENT. During the Term of this agreement and for one (1) year following the termination hereof, Employee shall not in any manner, directly or indirectly, (i) solicit for employment or employ any person who was employed by the Company during Employee's employment






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         11. ASSIGNMENT. Employee shall not assign the rights or obligations hereunder without the prior written consent of the Company. The Company may assign its rights under this Agreement to an affiliate of or successor to the Company.

         12. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York.

         13. CAPTIONS. The paragraph and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

         15. AMENDMENT AND NON-WAIVER. This Agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.

         16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The prevailing party shall be entitled to recover its fees. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

         17. EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

         18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     ENTERSPECT CORPORATION


                                     By:
                                         ---------------------------------
                                         Name: Ari B. Horowitz
                                         Title: Chairman



EMPLOYEE:



-----------------------------------
Carlos B. Cashman




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